EXHIBIT 99.1

Docusign Appoints Rowan Trollope to Board of Directors

SAN FRANCISCO – (May 6, 2026) – Docusign (NASDAQ: DOCU) today announced the appointment of Rowan Trollope to its board of directors.

"Rowan brings a wealth of practical experience to our Board of Directors," said James Beer, Chair of Docusign's Board. "His expertise in AI, cybersecurity and driving change, combined with his proven leadership as a public company CEO and director, align perfectly with Docusign's strategy: helping companies of all sizes unleash the value of agreement data to transform the way they do business."

Trollope currently serves as CEO of Redis Inc., a database company providing a real-time context engine for AI applications. Since joining Redis in 2023, Trollope has focused on using its data platform for AI solutions to help customers increase speed, reduce costs and accelerate innovation.

"I’m excited to join Docusign’s board at such a pivotal time," said Trollope. "Docusign is a trusted, category-defining company that has transformed the way agreements are handled. I look forward to working with the Board and CEO Allan Thygesen as the company pursues its Intelligent Agreement Management strategy, helping businesses around the world unlock the value of agreements."

Prior to his role at Redis, Trollope was the CEO of Five9, Inc. (NASDAQ: FIVN). He has also held executive leadership positions at Cisco, where he was the SVP and General Manager of the Applications Group, and at Symantec, where he developed and built the company's SaaS strategy as Group President of sales, marketing, and product development.

About Docusign
Docusign brings agreements to life. Over 1.8 million customers and more than a billion people in over 180 countries use Docusign solutions to accelerate the process of doing business and simplify people’s lives. With intelligent agreement management, Docusign unleashes business-critical data that is trapped inside of documents. Until now, these were disconnected from business systems of record, costing businesses time, money, and opportunity. Using the Docusign Intelligent Agreement Management platform, companies can create, commit, and manage agreements with solutions created by the #1 company in e-signature and contract lifecycle management (CLM). For more information visit http://www.docusign.com.

Media contact:
Docusign Corporate Communications
media@docusign.com

Investor Relations:
Investor Relations
investors@docusign.com